LACKOWICZ,                                           SUITE 300, 204 BLACK STREET
SHIER &                                                WHITEHORSE, YUKON Y1A 2M9
HOFFMAN                                                  TELEPHONE: 867-668-5252
                                                               FAX: 867-668-5251
BARRISTERS & SOLICITORS                     E-MAIL: lackowicz.shier@yukonlaw.com
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IN ASSOCIATION WITH                        Reply Attention To: Paul W. Lackowicz
                                          DIRECT E-MAIL: plackowicz@yukonlaw.com
[LOGO] Bull,                                                  Our File No: 32162
       Housser
       & Tupper

                                                                February 8, 2005

Apollo Gold Corporation
4601 DTC Blvd., Suite 750
Denver, Colorado
80237

Dear Sirs/Mesdames:

      Re: Apollo Gold Corporation (the "Corporation")

      We have acted as Yukon Territory counsel for Apollo Gold Corporation (the "Corporation"), in connection with the issue and sale by the Corporation (the "Offering") through Regent Mercantile Bancorp Inc. ("Regent"), as agent, of 714,283 flow-through common shares (the "FT Shares") to various subscribers pursuant to the terms and conditions of an engagement letter (the "Engagement Letter") dated December 29, 2004 from Regent.

      We have been requested to provide to you the following opinion in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 as amended, relating to the sale of the FT Shares by the selling shareholders identified in the Registration Statement.

Scope of Review

      In connection with the opinions hereinafter expressed, we have examined and relied upon faxed or e-mailed copies of the following:

      (a)   an executed copy of the Engagement Letter;

      (b) the form of subscription agreements for the FT Shares to be executed by the Subscribers (the "Subscription Agreement"); and

      (c) the form of the registration rights agreements (the "Registration Rights Agreements") made by the Corporation in favour of each of the Subscribers, pursuant to which the Corporation agrees to register the Flow-Through Shares with the United States Securities and Exchange Commission;

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PAUL W. LACKOWICZ              DANIEL S. SHIER              DEBBIE P. HOFFMAN
 LORI A. LAVOIE               SERGE M. LAMARCHE         BRENDA F.SMICHURA-JEROME

                        COUNSEL: TIMOTHY S. PRESTON, Q.C.

Page 2
File No. 32162

The agreements, instruments and certificates referred to in (a) through (c) above are hereinafter referred to collectively as the "Documents".

      In connection with the opinions hereinafter expressed, we have examined and relied upon faxed or e-mailed copies of the following:

      a)    the Documents;

      b) certified copies of resolutions of the directors of the Corporation, relating to matters relevant to this opinion;

      c) a certificate of an officer of the Corporation relating to certain factual matters (the "Officer's Certificate");

      and we have obtained an original copy of the following:

      d) a certificate of status dated February 4, 2005 for the Corporation issued pursuant to the Business Corporations Act (Yukon) (the "Yukon Certificate").

      We have also examined originals or photostatic or faxed copies of the resolutions and documents which comprise the Corporation's minute book.

Assumptions

      In rendering this opinion, we have assumed:

(a)   The genuineness of all signatures;

(b) The authenticity and completeness of all documents submitted to us as originals;

(c) The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies, e-mailed or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies, e-mailed or facsimile transmissions have been submitted or received;

(d) Each of the Documents creates legal, valid and binding obligations of, and is enforceable in accordance with its terms against, each of the parties thereto other than the Corporation;

(e)   The Documents were unconditionally delivered by the Corporation;

(f) The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such; and

(g) When making any reference in the following opinions to the FT Shares being validly issued, the transfer agent for the Corporation has noted the issuance of such shares to the

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File No, 32162

      proper parties in the share register for the Corporation, and the Corporation has received the full consideration for such shares in accordance with the terms of the Document underlying the issuance of such shares.

Practice Restriction

      We are solicitors qualified to carry on the practice of law in the Yukon Territory only and we express no opinion as to any laws or matters governed by the laws other than the Yukon Territory and the federal laws of Canada applicable therein in effect as at the date of this opinion.

      We act only as the Registered Office for the Corporation in the Yukon Territory and have not been and are not regular counsel to the Corporation in any business transactions or litigation. We have renewed the documents noted above in the section headed "Scope of Review", but we have not participated in the negotiation of their terms or the drafting thereof.

      For purposes of our opinion in paragraph 1 below as to the good standing of the Corporation, we have relied exclusively on the Yukon Certificate and have assumed no changes in the status of the Corporation since the date of such certificate.

      This opinion is given to you as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof in any matter set forth herein, and we express no opinion as to the effect of any subsequent course of dealing or conduct between the parties referred to herein.

Opinions

      Subject to the foregoing, we are of the opinion that:

l. The Corporation is a company duly organized, validly existing and in good standing under the Business Corporations Act (Yukon).

2. The FT Shares have been validly issued as fully paid and non-assessable common shares of the Corporation.

      This opinion is furnished solely for the benefit of the addressee hereof and may not be used, circulated, quoted, relied upon or distributed, or otherwise referred to by any other person or entity or for any other purpose without our prior written consent.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement.

                                        Yours very truly,

                                        LACKOWICZ, SHIER & HOFFMAN

                                        /s/ Lackowicz, Shier & Hoffman